July 6, 2022	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$5,380,000

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund due July 10, 2025

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of each of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund, which we refer to as the Funds, is greater than or equal to 70.00% of its Initial Value, which we refer to as an Interest Barrier.
•	The notes will be automatically called if the closing price of one share of each Fund on any Review Date (other than the first, second and final Review Dates) is greater than or equal to its Initial Value.
•	The earliest date on which an automatic call may be initiated is October 6, 2022.
•	Investors should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Funds. Payments on the notes are linked to the performance of each of the Funds individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on July 6, 2022 and are expected to settle on or about July 11, 2022.
•	CUSIP: 48133LJJ2

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-3 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$4.50	$995.50
Total	$5,380,000	$24,210	$5,355,790

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $4.50 per $1,0000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $975.50 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Funds: The SPDR® Dow Jones Industrial AverageSM ETF Trust (Bloomberg ticker: DIA), the Invesco S&P 500® Equal Weight ETF (Bloomberg ticker: RSP) and the Technology Select Sector SPDR® Fund (Bloomberg ticker: XLK)

Contingent Interest Payments: If the notes have not been automatically called and the closing price of one share of each Fund on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $10.50 (equivalent to a Contingent Interest Rate of 12.60% per annum, payable at a rate of 1.05% per month).

If the closing price of one share of any Fund on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Contingent Interest Rate: 12.60% per annum, payable at a rate of 1.05% per month

Interest Barrier: With respect to each Fund, 70.00% of its Initial Value, which is $217.287 for the SPDR® Dow Jones Industrial AverageSM ETF Trust, $94.906 for the Invesco S&P 500® Equal Weight ETF and $91.084 for the Technology Select Sector SPDR® Fund

Trigger Value: With respect to each Fund, 60.00% of its Initial Value, which is $186.246 for the SPDR® Dow Jones Industrial AverageSM ETF Trust, $81.348 for the Invesco S&P 500® Equal Weight ETF and $78.072 for the Technology Select Sector SPDR® Fund

Pricing Date: July 6, 2022

Original Issue Date (Settlement Date): On or about July 11, 2022

Review Dates*: August 8, 2022, September 6, 2022, October 6, 2022, November 7, 2022, December 6, 2022, January 6, 2023, February 6, 2023, March 6, 2023, April 6, 2023, May 8, 2023, June 6, 2023, July 6, 2023, August 7, 2023, September 6, 2023, October 6, 2023, November 6, 2023, December 6, 2023, January 8, 2024, February 6, 2024, March 6, 2024, April 8, 2024, May 6, 2024, June 6, 2024, July 8, 2024, August 6, 2024, September 6, 2024, October 7, 2024, November 6, 2024, December 6, 2024, January 6, 2025, February 6, 2025, March 6, 2025, April 7, 2025, May 6, 2025, June 6, 2025 and July 7, 2025 (final Review Date)

Interest Payment Dates*: August 11, 2022, September 9, 2022, October 12, 2022, November 10, 2022, December 9, 2022, January 11, 2023, February 9, 2023, March 9, 2023, April 12, 2023, May 11, 2023, June 9, 2023, July 11, 2023, August 10, 2023, September 11, 2023, October 12, 2023, November 9, 2023, December 11, 2023, January 11, 2024, February 9, 2024, March 11, 2024, April 11, 2024, May 9, 2024, June 11, 2024, July 11, 2024, August 9, 2024, September 11, 2024, October 10, 2024, November 12, 2024, December 11, 2024, January 9, 2025, February 11, 2025, March 11, 2025, April 10, 2025, May 9, 2025, June 11, 2025 and the Maturity Date

Maturity Date*: July 10, 2025

Call Settlement Date*:  If the notes are automatically called on any Review Date (other than the first, second and final Review Dates), the first Interest Payment Date immediately following that Review Date

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If the closing price of one share of each Fund on any Review Date (other than the first, second and final Review Dates) is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and the Final Value of each Fund is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date.

If the notes have not been automatically called and the Final Value of any Fund is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Fund Return)

If the notes have not been automatically called and the Final Value of any Fund is less than its Trigger Value, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Fund: The Fund with the Least Performing Fund Return

Least Performing Fund Return: The lowest of the Fund Returns of the Funds

Fund Return:

With respect to each Fund,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date, which was $310.41 for the SPDR® Dow Jones Industrial AverageSM ETF Trust, $135.58 for the Invesco S&P 500® Equal Weight ETF and $130.12 for the Technology Select Sector SPDR® Fund

Final Value: With respect to each Fund, the closing price of one share of that Fund on the final Review Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund

How the Notes Work

Payments in Connection with the First and Second Review Dates

Payments in Connection with Review Dates (Other than the First, Second and Final Review Dates)

PS-2 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund

Payment at Maturity If the Notes Have Not Been Automatically Called

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on the Contingent Interest Rate of 12.60% per annum, depending on how many Contingent Interest Payments are made prior to automatic call or maturity.

Number of Contingent Interest Payments	Total Contingent Interest Payments
36	$378.00
35	$367.50
34	$357.00
33	$346.50
32	$336.00
31	$325.50
30	$315.00
29	$304.50
28	$294.00
27	$283.50
26	$273.00
25	$262.50
24	$252.00
23	$241.50
22	$231.00
21	$220.50
20	$210.00
19	$199.50
18	$189.00
17	$178.50

PS-3 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund

16	$168.00
15	$157.50
14	$147.00
13	$136.50
12	$126.00
11	$115.50
10	$105.00
9	$94.50
8	$84.00
7	$73.50
6	$63.00
5	$52.50
4	$42.00
3	$31.50
2	$21.00
1	$10.50
0	$0.00

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Funds, assuming a range of performances for the hypothetical Least Performing Fund on the Review Dates. Each hypothetical payment set forth below assumes that the closing price of one share of each Fund that is not the Least Performing Fund on each Review Date is greater than or equal to its Initial Value (and therefore its Interest Barrier and Trigger Value).

In addition, the hypothetical payments set forth below assume the following:

•	an Initial Value for the Least Performing Fund of $100.00;
•	an Interest Barrier for the Least Performing Fund of $70.00 (equal to 70.00% of its hypothetical Initial Value)
•	a Trigger Value for the Least Performing Fund of $60.00 (equal to 60.00% of its hypothetical Initial Value); and
•	a Contingent Interest Rate of 12.60% per annum (payable at a rate of 1.05% per month).

The hypothetical Initial Value of the Least Performing Fund of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Fund. The actual Initial Value of each Fund is the closing price of one share of that Fund on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing prices of one share of each Fund, please see the historical information set forth under “The Funds” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the third Review Date.

Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$105.00	$10.50
Second Review Date	$115.00	$10.50
Third Review Date	$110.00	$1,010.50
	Total Payment	$1,031.50 (3.15% return)

Because the closing price of one share of each Fund on the third Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,010.50 (or $1,000 plus the Contingent Interest Payment applicable to the third Review Date), payable on the applicable Call Settlement Date. The notes are not automatically callable

PS-4 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund

before the third Review Date, even though the closing price of one share of each Fund on each of the first and second Review Dates is greater than its Initial Value. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,031.50. No further payments will be made on the notes.

Example 2 — Notes have NOT been automatically called and the Final Value of the Least Performing Fund is greater than or equal to its Trigger Value and its Interest Barrier.

Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$95.00	$10.50
Second Review Date	$85.00	$10.50
Third through Thirty-Fifth Review Dates	Less than Interest Barrier	$0
Final Review Date	$90.00	$1,010.50
	Total Payment	$1,031.50 (3.15% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Fund is greater than or equal to its Trigger Value and its Interest Barrier, the payment at maturity, for each $1,000 principal amount note, will be $1,010.50 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,031.50.

Example 3 — Notes have NOT been automatically called and the Final Value of the Least Performing Fund is less than its Interest Barrier but is greater than or equal to its Trigger Value.

Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$95.00	$10.50
Second Review Date	$80.00	$10.50
Third through Thirty-Fifth Review Dates	Less than Interest Barrier	$0
Final Review Date	$65.00	$1,000.00
	Total Payment	$1,021.00 (2.10% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Fund is less than its Interest Barrier but is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,021.00.

Example 4 — Notes have NOT been automatically called and the Final Value of the Least Performing Fund is less than its Trigger Value.

Date	Closing Price of One Share of Least Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$40.00	$0
Second Review Date	$45.00	$0
Third through Thirty-Fifth Review Dates	Less than Interest Barrier	$0
Final Review Date	$50.00	$500.00
	Total Payment	$500.00 (-50.00% return)

Because the notes have not been automatically called, the Final Value of the Least Performing Fund is less than its Trigger Value and the Least Performing Fund Return is -50.00%, the payment at maturity will be $500.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50.00%)] = $500.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the

PS-5 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund

secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of any Fund is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Fund is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date only if the closing price of one share of each Fund on that Review Date is greater than or equal to its Interest Barrier. If the closing price of one share of any Fund on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. Accordingly, if the closing price of one share of any Fund on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation of any Fund, which may be significant. You will not participate in any appreciation of any Fund.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH FUND —

Payments on the notes are not linked to a basket composed of the Funds and are contingent upon the performance of each individual Fund. Poor performance by any of the Funds over the term of the notes may result in the notes not being automatically called on a Review Date, may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Fund.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING FUND.
•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value of any Fund is less than its Trigger Value and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of the Least Performing Fund.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a

PS-6 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund

similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY FUND OR THE SECURITIES HELD BY ANY FUND OR HAVE ANY RIGHTS WITH RESPECT TO ANY FUND OR THOSE SECURITIES.
•	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A FUND FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE PRICE OF ONE SHARE OF THAT FUND IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

PS-7 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Funds. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Funds

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE SPDR® DOW JONES INDUSTRIAL AVERAGESM ETF TRUST, THE INVESCO S&P 500® EQUAL WEIGHT ETF AND THEIR UNDERLYING INDICES,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the price of one share of either the SPDR® Dow Jones Industrial AverageSM ETF Trust or the Invesco S&P 500® Equal Weight ETF or the level of either of their Underlying Indices (as defined under “The Funds” below).

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —

The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Funds and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

Each Fund does not fully replicate its Underlying Index (as defined under “The Funds” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying a Fund (such as mergers and spin-offs) may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of that Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	RISKS ASSOCIATED WITH THE TECHNOLOGY SECTOR WITH RESPECT TO THE TECHNOLOGY SELECT SECTOR SPDR® FUND —

All or substantially all of the equity securities held by the Technology Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the technology sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The value of stocks of technology

PS-8 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund

companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs.  Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market.  Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability.  Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. These factors could affect the technology sector and could affect the value of the equity securities held by the Technology Select Sector SPDR® Fund and the price of the Technology Select Sector SPDR® Fund during the term of the notes, which may adversely affect the value of your notes.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-9 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund

The Funds

The SPDR® Dow Jones Industrial AverageSM ETF Trust is an exchange-traded fund that seeks to provide investment results that, before expenses, generally correspond to the price and yield performance of the Dow Jones Industrial AverageTM, which we refer to as the Underlying Index with respect to the SPDR® Dow Jones Industrial AverageSM ETF Trust. The Dow Jones Industrial AverageTM consists of 30 common stocks chosen as representative of the broad market of U.S. industry. For additional information about the SPDR® Dow Jones Industrial AverageSM ETF Trust, see Annex A in this pricing supplement.

The Invesco S&P 500® Equal Weight ETF is an exchange-traded fund of the Invesco Exchange-Traded Fund Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of the S&P 500® Equal Weight Index, which we refer to as the Underlying Index with respect to the Invesco S&P 500® Equal Weight ETF.  The S&P 500® Equal Weight Index is an equal-weighted version of the S&P 500® Index. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the Invesco S&P 500® Equal Weight ETF, see Annex B in this pricing supplement.

The Technology Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Technology Select Sector Index, which we refer to as the Underlying Index with respect to the Technology Select Sector SPDR® Fund.  The Technology Select Sector Index is a modified market capitalization-based index that measures the performance of the GICS® information technology sector of the S&P 500® Index, which currently includes companies in the following industries: IT services; software; communications equipment; technology hardware, storage & peripherals; electronic equipment, instruments & components; and semiconductors & semiconductor equipment.  For additional information about the Technology Select Sector SPDR® Fund, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Fund based on the weekly historical closing prices of one share of each Fund from January 6, 2017 through June 24, 2022. The closing price of one share of the SPDR® Dow Jones Industrial AverageSM ETF on July 6, 2022 was $310.41. The closing price of one share of the Invesco S&P 500® Equal Weight ETF on July 6, 2022 was $135.58. The closing price of one share of the Technology Select Sector SPDR® Fund on July 6, 2022 was $130.12. We obtained the closing prices of one share above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits.

The historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Fund on any Review Date. There can be no assurance that the performance of the Funds will result in the return of any of your principal amount or the payment of any interest.

PS-10 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the

PS-11 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund

Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in

PS-12 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund

hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Funds” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Supplemental Information About the Form of the Notes

The notes will initially be represented by a type of global security that we refer to as a master note.  A master note represents multiple securities that may be issued at different times and that may have different terms.  The trustee and/or paying agent will, in accordance with instructions from us, make appropriate entries or notations in its records relating to the master note representing the notes to indicate that the master note evidences the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent

PS-13 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund

transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee.  This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated May 6, 2022, which was filed as an exhibit to a Current Report on Form 8-K by JPMorgan Chase & Co. on May 6, 2022.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-14 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund

Annex A

The SPDR® Dow Jones Industrial AverageSM ETF Trust

All information contained in this pricing supplement regarding the SPDR® Dow Jones Industrial AverageSM ETF Trust (the “DIA Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, State Street Global Advisors Trust Company (“SSGATC”), as trustee of the DIA Fund, and PDR Services LLC (“PDRS”), as sponsor of the DIA Fund. The DIA Fund is a unit investment trust that issues securities called “Units.” The DIA Fund trades on the NYSE Arca, Inc. under the ticker symbol “DIA.”

The DIA Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Dow Jones Industrial AverageTM. For more information about the Dow Jones Industrial AverageTM, please see “Equity Index Descriptions — The Dow Jones Industrial AverageTM” in the accompanying underlying supplement. The DIA Fund seeks to achieve its investment objective by holding a portfolio of the common stocks that are included in the Dow Jones Industrial AverageTM, with the weight of each stock in the portfolio substantially corresponding to the weight of that stock in the Dow Jones Industrial AverageTM. At any time, the portfolio of the DIA Fund will consist of as many of the component stocks of the Dow Jones Industrial AverageTM as is practicable. To maintain the correspondence between the composition and weightings of the stocks held by the DIA Fund and the component stocks of the Dow Jones Industrial AverageTM, SSGATC or its parent company, State Street Bank and Trust Company (“SSBT”), adjusts the portfolio of the DIA Fund from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the Dow Jones Industrial AverageTM. SSGATC or SSBT generally makes these adjustments to the portfolio of the DIA Fund within 3 NYSE business days (which are days on which the New York Stock Exchange is open for business) before or after the day on which changes in the Dow Jones Industrial AverageTM are scheduled to take effect.

While the DIA Fund is intended to track the performance of the Dow Jones Industrial AverageTM as closely as possible (i.e., to achieve a high degree of correlation with the Dow Jones Industrial AverageTM), the return of the DIA Fund may not match or achieve a high degree of correlation with the return of the Dow Jones Industrial AverageTM due to expenses and transaction costs incurred in adjusting the DIA Fund’s portfolio. In addition, it is possible that the DIA Fund may not always fully replicate the performance of the Dow Jones Industrial AverageTM due to the unavailability of certain component stocks of the Dow Jones Industrial AverageTM in the secondary market or due to other extraordinary circumstances (e.g., if trading in a security has been suspended). In addition, the DIA Fund’s portfolio may deviate from the Dow Jones Industrial AverageTM to the extent required to ensure continued qualification as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended.

The DIA Fund is an investment company registered under the Investment Company Act of 1940, as amended. Information provided to or filed with the SEC by the DIA Fund pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-31247 and 811-09170, respectively, through the SEC’s website at http://www.sec.gov.

PS-15 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund

Annex B

The Invesco S&P 500® Equal Weight ETF

All information contained in this pricing supplement regarding the Invesco S&P 500® Equal Weight ETF (the “Equal Weight Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Invesco Exchange-Traded Fund Trust (the “Invesco Trust”) and Invesco Capital Management LLC (“Invesco”). Invesco is currently the investment adviser to the Equal Weight Fund. The Equal Weight Fund is an exchange-traded fund that trades on NYSE Arca, Inc. under the ticker symbol “RSP.”

The Equal Weight Fund seeks to track the investment results (before fees and expenses) of the S&P 500® Equal Weight Index (the “Equal Weight Index”). The Equal Weight Index is an equal-weighted version of the S&P 500® Index. See “— The S&P 500® Equal Weight Index” below for more information about the Equal Weight Index.

The Equal Weight Fund uses an “indexing” investment approach to seek to track the investment results, before fees and expenses, of the Equal Weight Index. The Equal Weight Fund employs a “full replication” methodology in seeking to track the Equal Weight Index, meaning that it generally invests in all of the securities composing the Equal Weight Index in proportion to their weightings in the Equal Weight Index. However, under various circumstances, it may not be possible or practicable to purchase all of those securities in those same weightings. In those circumstances, the Equal Weight Fund may purchase a sample of securities in the Equal Weight Index. A “sampling” methodology means that Invesco uses quantitative analysis to select securities from the Equal Weight Index universe to obtain a representative sample of securities that have, in the aggregate, investment characteristics similar to the Equal Weight Index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, return variability, earnings valuation, yield and other financial characteristics of securities. When employing a sampling methodology, Invesco bases the quantity of holdings in the Equal Weight Fund on a number of factors, including asset size of the Equal Weight Fund, and generally expects the Equal Weight Fund to hold less than the total number of securities in the Equal Weight Index. However, Invesco reserves the right to invest the Equal Weight Fund in as many securities as it believes necessary to achieve the Equal Weight Fund’s investment objective.

The Equal Weight Fund’s return may not match the return of the Equal Weight Index for a number of reasons. For example, the Equal Weight Fund incurs operating expenses not applicable to the Equal Weight Index and incurs costs in buying and selling securities, especially when rebalancing the Equal Weight Fund’s securities holdings to reflect changes in the composition of the Equal Weight Index. In addition, the performance of the Equal Weight Fund and the Equal Weight Index may vary due to asset valuation differences and differences between the Equal Weight Fund’s portfolio and the Equal Weight Index resulting from legal restrictions, cost or liquidity constraints.

The Invesco Trust is a registered investment company that consists of numerous separate investment portfolios, including the Equal Weight Fund. Information provided to or filed with the SEC by the Invesco Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-102228 and 811-21265, respectively, through the SEC’s website at http://www.sec.gov.

The S&P 500® Equal Weight Index

All information contained in this pricing supplement regarding the Equal Weight Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The Equal Weight Index is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the Equal Weight Index. The Equal Weight Index is reported by Bloomberg L.P. under the ticker symbol “SPW.”

The Equal Weight Index is an equal-weighted version of the S&P 500® Index. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.

Index composition of the Equal Weight Index is the same as the S&P 500® Index. Constituent changes are incorporated in the Equal Weight Index as and when they are made in the S&P 500® Index. When a company is added to the Equal Weight Index in the middle of the quarter, it takes the weight of the company that it replaced. The one exception is when a company is removed from the Equal Weight Index at a price of $0.00. In that case, the company’s replacement is added to the Equal Weight Index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted company was not valued at $0.00.

The Equal Weight Index is generally calculated and maintained in the same manner as the S&P 500® Index, except that the constituents of the Equal Weight Index are equally weighted. To calculate an equal-weighted index, the market capitalization for each stock used in the calculation of the index is redefined so that each index constituent has an equal weight in the index at each

PS-16 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund

rebalancing date. In addition to being the product of the stock price, the stock’s shares outstanding, and the stock’s float factor (“IWF”), an additional weight factor (“AWF”) is also introduced in the market capitalization calculation to establish equal weighting. The AWF of a stock is the adjustment factor of that stock assigned at each index rebalancing date that makes all index constituents’ modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index.

The Equal Weight Index is reset to equal weight quarterly after the close of business on the third Friday of March, June, September and December. The reference date for weighting is the second Friday of the reweighting month and changes are effective after the close of the following Friday using prices as of the reweighting reference date, and membership, shares outstanding, and IWFs as of the reweighting effective date.

For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement. For purposes of the accompanying underlying supplement, the Equal Weight Index is an “S&P U.S. Index.”

PS-17 | Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the SPDR® Dow Jones Industrial AverageSM ETF Trust, the Invesco S&P 500® Equal Weight ETF and the Technology Select Sector SPDR® Fund